CHORDIANT TO RESTATE HISTORICAL FINANCIAL STATEMENTS RELATED TO STOCK-BASED COMPENSATION

APPOINTS NEW CHAIRMAN OF THE BOARD

CUPERTINO, California - November 30, 2006 -- Chordiant Software, Inc. (Nasdaq: CHRD), the leading provider of Customer Experience (Cx™) software and services, announced today that it will restate its historical financial statements to correct errors related to accounting for stock-based compensation expense.

As previously disclosed on July 24, 2006, the audit committee of Chordiant’s board of directors began an independent review of the Company’s historical stock option grant practices and related accounting. The audit committee’s review was initiated at the suggestion of management subsequent to a review they had conducted. The audit committee has been assisted by independent legal counsel and independent forensic accounting consultants. The review has focused on the processes used to establish the option exercise price, the processes used to obtain required approvals of stock option grants and the related measurement dates used for financial reporting purposes. The audit committee is continuing its review of certain exercises of stock options during 2001 and 2002 by former senior officers of Chordiant.

During the course of the review, the audit committee reached the conclusion that pursuant to the requirements of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), the correct measurement dates for certain stock option grants made by Chordiant during the 2000 to 2006 fiscal years differ from the measurement dates previously used to account for such option grants. Although the review is not completed, on November 26, 2006, Chordiant’s board of directors concluded that the Company should restate its historical financial statements for the years ended December 31, 2001, 2002 and 2003, the nine-month period ended September 30, 2004, the fiscal year ended September 30, 2005, and the quarters ended December 31, 2005 and March 31, 2006, to record additional non-cash, stock-based compensation expense related to past stock option grants having incorrect measurement dates and other administrative inconsistencies. Based on the findings to date, the non-cash stock-based compensation expense to the financial statements related to those periods is expected to be approximately $8 million. The Company is continuing its review of factors that may have led to incorrect measurement dates. The majority of the errors having significant financial statement impact relate to options that were granted between late 2000 and mid 2003 and generally vested over periods ranging from one to four years if not canceled or forfeited by the recipient.

Accordingly, the financial statements and all earnings press releases and similar communications issued by the Company related to those periods should not be relied upon pending completion of the restatements. The amount of additional non-cash stock-based compensation expense to be recorded in any specific period or future period and the resulting tax and accounting impact have not been determined.

Chordiant has discussed the above matters with BDO Seidman, LLP, the Company’s independent registered public accounting firm, and PricewaterhouseCoopers LLP, the Company’s predecessor independent registered public accounting firm. The audited financial statements cannot be filed until both firms have completed their respective reviews.

Chordiant expects that expenses arising from the investigation, the restatement and related activities, which will be recorded in the periods incurred, will be significant. The cost of the investigation and related accounting cost incurred through October 31, 2006 was approximately $1.5 million.

Chordiant also announced today the resignation and retirement of its Chairman of the Board and Chief Strategy Officer, Samuel T. Spadafora, effective immediately. After a lengthy career in the technology industry, including eight years at Chordiant, Mr. Spadafora is retiring from full time employment.

Chordiant further announced that its Board of Directors has appointed the Company’s President and Chief Executive Officer, Steven R. Springsteel, as Chairman of its Board of Directors.

Mr. Spadafora served as Chairman of Chordiant’s Board of Directors since November 1999. In 2004, the Board appointed him to the position of Chief Strategy Officer and head of the corporate strategy team. Mr. Spadafora served as Chief Executive Officer and a Director of Chordiant from June 1998 to January 2002. From June 1998 until October 2000, he was also Chordiant's President.

“During the eight years he has been with Chordiant, Sam has made significant contributions to the direction and growth of the Company,” said Mr. Springsteel. “His leadership was instrumental in growing the Company from a start-up, through its IPO in 2000 to approximately a $100 million revenue run rate today. Under his guidance Chordiant has become a dominant leader in retail financial services, insurance and telecommunications. Today, Chordiant is growing with a winning strategy, strong business model and great customer traction,” Mr. Springsteel said. “On behalf of Chordiant, I would like to thank Sam for his many contributions,” he added.

About Chordiant Software, Inc.

Chordiant helps leading global brands such as HSBC, Barclay's, CIBC and Capital One deliver the best possible customer experience. Unlike traditional business applications, Chordiant Customer Experience (Cx) solutions blend insight with predictive desktop decisioning to uniquely understand the customer's behavior. This deeper understanding cultivates a lasting, one-to-one relationship that aligns the most appropriate value proposition to each consumer. With Chordiant Cx solutions, customer loyalty, operational productivity and profitability reach new levels of return. For more information, visit Chordiant at www.chordiant.com. Chordiant is headquartered in Cupertino, California.

Safe Harbor Statement

This news release includes "forward-looking statements" that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words, such as "believes," "anticipates," "plans," "expects," "will," "would," "guidance," "projects" and similar expressions which are intended to identify forward-looking statements. There are a number of important factors that could cause the results or outcomes discussed herein to differ materially from those indicated by these forward-looking statements, including, among others, market acceptance of our products, the final conclusions of the audit committee of the board of directors concerning matters relating to the company’s stock option grants including, but not limited to, the accuracy of the stated dates of option grants and whether all proper corporate procedures were followed; and the impact of the restatement of financial statements of the company or other actions that may be taken or required as a result of such reviews. Further information on potential factors that could affect Chordiant are included in risks detailed from time to time in Chordiant's Securities and Exchange Commission filings, including, without limitation, Chordiant's Annual Report on Form 10-K for the period of October 1, 2004 to September 30, 2005, and Chordiant’s most recent quarterly report on Form 10-Q. These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Chordiant does not undertake an obligation to update forward-looking or other statements in this release.

Chordiant and the Chordiant logo are registered trademarks of Chordiant Software, Inc. The Customer Experience Company and Cx are trademarks of Chordiant Software, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Chordiant Investor Relations Contact:
Steve Polcyn
Chordiant Software, Inc.     .
(408) 517-6282
steve.polcyn@chordiant.com